Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46008, 333-66434, and 333-113692) pertaining to the 1999 Stock Incentive Plan, Form S-8 (No. 333-117003) pertaining to the Findwhat.com 2004 Stock Incentive Plan and the EMI Replacement Option Plan, Form S-8 (No. 333-137458) pertains to the MIVA, Inc. 2006 Stock Award and Incentive Plan, Form S-3 (Nos. 333-110067, 333-102436, 333-76144, 333-115245, 333-115247, and 333-118823), and Form SB-2 (No. 333-47240), as amended on Form S-3, and related prospectuses of our report dated March 16, 2005, with respect to the consolidated financial statements and schedule of MIVA, Inc. (formerly FindWhat.com, Inc.) for the year ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Tampa, Florida
March 13, 2007